Exhibit 99.1

1615 Poydras Street ¡ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces

Positive Drilling Results at Blueberry Hill Exploratory Well

NEW ORLEANS, LA, July 6, 2009 – McMoRan Exploration Co. (NYSE: MMR) announced today positive drilling results at its Blueberry Hill deep gas exploratory sidetrack well located on Louisiana State Lease 340. The well has been drilled to a true vertical depth of 21,900 feet and log-while-drilling tools have indicated resistive zones approximating 150 gross feet. These zones will be evaluated with wireline logs. McMoRan plans to deepen the well, which has a proposed total depth of 24,000 feet, following resolution of a mechanical issue. Blueberry Hill is located in approximately 10 feet of water near existing infrastructure.

As previously reported, on March 29, 2009, McMoRan re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect. The well is targeting Gyro sands in a down-dip position on the flank of the structure that were encountered in the original Blueberry Hill well.

McMoRan’s Co-Chairman, James R. Moffett, said: “We are extremely encouraged by these drilling results which indicate thickening on the flank of the Blueberry Hill structure and a potential major discovery. We look forward to drilling deeper to evaluate additional prospective sands encountered in the original well. This appears to be a large structure with significant reserve potential and additional development and exploration opportunities. Like our major discovery at Flatrock, where six wells in the field are currently capable of producing at a gross rate of over 300 million cubic feet of natural gas equivalents per day, Blueberry Hill is another clear example of our deeper pool concept. Blueberry Hill is located approximately 11 miles southeast of Flatrock and represents the deeper expression of the structural features of the shallower Mound Point field, which produced over 2.5 trillion cubic feet of natural gas equivalents from multiple wells above 12,500 feet.”

McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well and controls 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS Block 310/Louisiana State Lease 340). Plains Exploration and Production Company (NYSE: PXP) holds a 47.9 percent working interest. The addition of the Blueberry Hill discovery follows prior discoveries McMoRan has made in this important area, including Flatrock, Hurricane, Hurricane Deep, JB Mountain, and Mound Point. McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position. McMoRan is incorporating the new information from Blueberry Hill into its existing database for this high potential area.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, and anticipated and potential production and flow rates. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly. Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards. These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

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